NATIONAL FUTURES ASSOCIATION
BEFORE THE
BUSINESS CONDUCT COMMITTEE

In the Matter of:	)
)
FOREX CAPITAL MARKETS, LLC	)
(NFA ID #308179),	)
)
WILLIAM AHDOUT	)
(NFA ID #308182))
)
DROR NIV	)	NFA Case No. 17-BCC-001
(NFA ID #308183))
)
and	)
)
ORNIT NIV	)
(NFA ID #427646),	)
)
Respondents.	)

DECISION
Having reviewed all matters relevant to the Complaint issued by the Business Conduct Committee (BCC or Committee) of National Futures Association (NFA) against Forex Capital Markets, LLC (FXCM), William Ahdout (Ahdout), Dror Niv (Niv) and Ornit Niv, and having considered the Offer of Settlement (Offer) submitted by FXCM, Ahdout, Niv and Ornit Niv and having accepted their Offer, this Committee hereby issues this Decision.
I
ALLEGED VIOLATIONS OF NFA REQUIREMENTS
On February 6, 2017, this Committee issued a Complaint against FXCM, a futures commission merchant (FCM), retail foreign exchange dealer (RFED), provisionally registered swap dealer (SD) and Forex Dealer Member (FDM) of NFA, located in New York, New York.

The Complaint also named Ahdout, Niv and Ornit Niv as Respondents. Ahdout was an NFA Associate and an associated person (AP) of FXCM and currently is a principal of the firm. Niv and Ornit Niv are listed principals and APs of FXCM, and NFA Associates.
Count I of the Complaint alleged that FXCM advertised that it used a No Dealing Desk order execution model which was purportedly superior to the Dealing Desk model used by its competitors; that, contrary to its advertising claims, FXCM actually used what amounted to a Dealing Desk model by directing trades to a liquidity provider, Effex Capital, LLC (Effex), that FXCM actually supported and controlled; that Effex routinely captured 50% of FXCM's daily order flow and, in return, Effex paid rebates to FXCM that amounted at times to as much as 70% of Effex's profits from FXCM's order flow; that FXCM and its senior executives, Ahdout and Niv, allowed Effex to engage in execution tactics that denied FXCM's retail customers price improvement, which financially benefitted FXCM and Effex, to the detriment of customers; and that FXCM employees, including Niv, provided misleading information to NFA to conceal FXCM's relationship with Effex and its role in FXCM's order execution process. Based on these allegations, FXCM, Ahdout and Niv were charged with violating NFA Compliance Rules 2-36(b)(1) and 2-36(c), and FXCM and Niv were charged with violating NFA Compliance Rules 2-2(f) and 2-36(b)(5).
Count II of the Complaint charged FXCM with failing to implement an adequate anti-money laundering program, in violation of NFA Compliance Rule 2-9(c).
Count III of the Complaint charged that FXCM failed to implement an equitable margin and liquidation policy, in violation of NFA Compliance Rule 2-36(c), and failed to collect required security deposits on retail forex transactions, in violation of NFA Financial Requirements Section 12.

Count IV of the Complaint charged FXCM with failing to treat customers equally when giving price adjustments, in violation of NFA Compliance Rule 2-43(a)(1), and with failing to submit complete trade data to NFA, in violation of NFA Compliance Rule 2-48(a).
Count V of the Complaint alleged that FXCM failed to properly calculate and maintain required minimum adjusted net capital, in violation of NFA Financial Requirements Section 11(a); failed to promptly notify NFA of the firm's capital deficiencies, in violation of NFA Financial Requirements Section 11(d); failed to maintain adequate liquid assets to cover its liabilities to the firm's retail customers, in violation of NFA Financial Requirements Section 14; and, as a provisionally registered SD, failed to comply with chief compliance officer requirements and failed to implement an adequate risk management program, in violation of NFA Compliance Rule 2-49(a).
Count VI of the Complaint charged FXCM, Ahdout, Niv and Ornit Niv with failing to adequately supervise the firm's operations and its employees, in violation of NFA Compliance Rule 2-36(e).
II
OFFER OF SETTLEMENT
FXCM, Ahdout, Niv and Ornit Niv submitted an Offer in which they neither admitted nor denied the allegations of the Complaint and proposed to settle the charges against them on the following terms.

A.
FXCM agreed to be withdrawn from NFA membership within fifteen (15) days of the effective date of a Decision accepting its Offer, unless such period is extended by the BCC for good cause. Thereafter, FXCM agreed not to reapply for NFA membership or principal status or act as a principal of an NFA Member at any time in the future;

B.
Ahdout, Niv and Ornit Niv agreed to be withdrawn from NFA associate membership and principal status on or before fifteen (15) days after the effective date of a Decision accepting this Offer, unless such period is extended by the BCC for good cause. Thereafter, Ahdout, Niv and Ornit Niv agreed not to apply for NFA membership, reapply for NFA associate membership or principal status, or act as a principal of an NFA Member at any time in the future; and

C.	FXCM, Ahdout, Niv and Ornit Niv acknowledged that any Decision accepting their Offer would include findings that they committed the violations alleged against them in the Complaint.

III

FINDINGS

The Committee finds that FXCM, Ahdout, Niv and Ornit Niv committed the violations alleged against them in the Complaint.

IV

PENALTY

Having considered the matter and having accepted the Offer of FXCM Ahdout, Niv and Ornit Niv this Committee orders:

A.
FXCM shall be withdrawn from NFA membership, within fifteen (15) days of the effective date of this Decision accepting its Offer, unless such period is extended by the BCC for good cause. Thereafter, FXCM shall not reapply for NFA membership or principal status or act as a principal of an NFA Member at any time in the future; and

B.
Ahdout, Niv and Ornit Niv shall be withdrawn from NFA associate membership and principal status on or before fifteen (15) days after the effective date of a Decision accepting this Offer, unless such period is extended by the BCC for good cause. Thereafter, Ahdout, Niv and Ornit Niv shall not apply for NFA membership, reapply for NFA associate membership or principal status, or act as a principal of an NFA Member at any time in the future.

The BCC's acceptance of this Offer shall settle the Complaint in this case and all matters relating to such Complaint and shall operate to bar any future Member Responsibility Actions or NFA disciplinary actions against FXCM and any current or former officer, director, or employee of FXCM, including Ahdout, Niv and Ornit Niv, for any conduct occurring up to the date of the Offer, of which NFA had corporate knowledge; and shall resolve and terminate all complaints, investigations, audits and examinations relating to FXCM and any current or former officer, director, or employee of FXCM, including Ahdout, Niv and Ornit Niv, which were received or pending as of the date of the Offer.

NATIONAL FUTURES ASSOCIATION
BUSINESS CONDUCT COMMITTEE

Dated: February 6, 2017    /s/ James P. O’Hara_______________
By: James P. O’Hara
Chairperson